Exhibit 10.44
NIKOLA SALES AND SERVICE
AGREEMENT

This agreement (“AGREEMENT”) is made and entered into on April 6, 2021 between Nikola Corporation (“COMPANY”) and Thompson Truck Center, LLC (“DEALER”), a Ltd. Liability Corp. with the following physical address 1255 Bridgestone Blvd LaVerne, TN and Nikola Dealer Code of ____.

1.Buying and Selling Products

COMPANY, a manufacturer and marketer of various products, will make available for sale products which may include “Nikola” branded vehicles, related parts and accessories, and supporting energy infrastructure and power generation products to DEALER for the purpose of selling and servicing products to retail and commercial customers and providing energy products and services for private and public use (“Nikola Products and Services”). COMPANY’S products, services, pricing, and schedules are subject to change.

1.1 Relationship

This is a contract entered into by COMPANY in reliance upon the capability of DEALER to provide such sales and service to customers. COMPANY relies upon the investments, qualifications and abilities of the particular individual or individuals named as principal or principals in Exhibit A to achieve the primary purpose of this AGREEMENT and to qualify as a DEALER in the assigned Primary Trade Area (“PTA”). The relationship between COMPANY and DEALER is that of an independent contractor and DEALER shall have control as to the nature and content of service performed and hours worked under this AGREEMENT. Additionally, this AGREEMENT shall not be interpreted as giving any authority to DEALER to act as an agent for or to make commitments in representation of COMPANY. DEALER shall not be eligible for any employee benefits, nor will COMPANY make deductions for taxes, insurance or the like. DEALER retains the discretion in performing the tasks assigned, within the scope of the services specified in this AGREEMENT. All purchases by DEALER will require full payment for products upon receipt of invoice (and in accordance with its terms) unless prior arrangements are made in writing.

2.Primary Trade Area

DEALER’S Primary Trade Area shall consist of a specific geographic area defined in Exhibit B to this AGREEMENT. COMPANY will not authorize any other company or person to act as a Nikola dealer for Nikola Products and Services or grant any other Nikola dealer the rights specifically granted herein to DEALER within the PTA as long as the conditions in this AGREEMENT are met by DEALER. In certain cases, COMPANY may authorize an entity to provide certain services in connection with product fueling where such services are provided at the fueling site(s) or in an emergency capacity near the fueling site(s). DEALER will meet with COMPANY on a yearly basis to develop a BUSINESS PLAN for the sales and service of products within the PTA, incorporating DEALER’S objectives specific to sales and service-related metrics, required parts availability, customer satisfaction, safety, personnel, training, and work quality as described in this AGREEMENT, exhibits and related policies. As part of the BUSINESS PLAN,

DEALER shall formulate a plan {including future year forecasts) that will be agreed to by COMPANY and shall continuously track and report market data.

2.1 Nikola National Accounts

COMPANY will have from time-to-time customers deemed “National Accounts”. National Accounts will be administered and governed pursuant to Nikola’s National Accounts policy which may be amended from time to time (the “National Accounts Policy’’). National Accounts will be established in specific cases to serve unique customer needs requiring central governance and coordination, standard commercial terms for purchases, standard business practices and whose business typically spans multiple dealer territories. These accounts shall be managed uniquely and in coordination with dealers to ensure proper support and coverage of the National Account customer. DEALER shall be expected to provide service to National Account customers and products in addition to providing the initial delivery service. COMPANY will pay DEALER a predetermined amount on all sales to National Accounts as specified in the National Accounts Policy or otherwise agreed to between DEALER and COMPANY that require DEALER to perform delivery, inspection, or registration.

3.Termination

This Agreement may be cancelled by either party, for any reason, upon at least one-hundred eighty (180) days written notice to the other party. COMPANY may, upon ninety (90) days written notice, cancel this AGREEMENT or revoke the PTA upon failure of DEALER to meet its minimum responsibilities or for violation of any other provision of this AGREEMENT. DEALER shall have a renewable thirty (30) day period to cure any obligation outlined in this AGREEMENT. COMPANY may immediately terminate this AGREEMENT in the event of any of the following:

a.Transfer of a controlling ownership or interest by DEALER without the consent of COMPANY, which consent shall not be unreasonably withheld;

b.Misrepresentation by DEALER in negotiating this AGREEMENT or applying for a government license or permit of any kind;

c.Insolvency of DEALER’S business or filing of any petition by or against DEALER’S business under any bankruptcy or receivership law;

d.Any unfair business practice after written warning thereof; and/or

e.Failure of DEALER to conduct its customary sales and service operations during its customary hours of business for seven consecutive business days, giving rise to a good faith belief on the part of COMPANY that DEALER is in fact going out of business, except for circumstances beyond the direct control of DEALER or by order of a governing entity.

DEALER agrees to notify COMPANY immediately in writing of the occurrence of any event set forth in sections a. through e. above. All timing and notice provisions in this section are subject to applicable state law which may supersede the terms in this section if different.

3.2 Effect of Termination

COMPANY has the right to inspect and repurchase any products or parts DEALER has in its possession upon termination of this AGREEMENT. Upon request by COMPANY, DEALER shall submit a list of products and parts in DEALER’S inventory within thirty (30} days following the effective date of or termination of this AGREEMENT for any reason whatsoever. COMPANY shall have the right to inspect such products and parts before any disposition by DEALER. DEALER may not sell, transfer, or otherwise dispose of any of the remaining products and parts for which COMPANY has collected full payment from DEALER until it is notified by COMPANY whether COMPANY elects to repurchase any of such remaining products and parts in accordance with this Section. DEALER shall not sell, transfer or otherwise dispose of any product or parts for which COMPANY has not collected full payment from DEALER without prior written consent from COMPANY. COMPANY may repurchase new products and parts and pay for shipping in accordance with COMPANY’S repurchase program.

If COMPANY terminates this AGREEMENT for a reason other than for cause, COMPANY will repurchase at DEALER’S purchase price, new products and parts and pay for shipping in accordance with COMPANY’S repurchase program.

If this AGREEMENT is terminated for any reason whatsoever, neither party shall have, and each party hereby waives, any claim of any nature whatsoever such party might otherwise have against the other for compensation, terminal compensation, compensation of goodwill, or reimbursement for expenses incurred in conducting such party’s business and distribution of the products and parts; provided, however, nothing in this Section shall be construed as precluding or limiting the right of DEALER to collect the purchase price on DEALER’S resale of the remaining products and parts from COMPANY if COMPANY exercises the option described in this Section.

Upon termination of this AGREEMENT for any reason whatsoever, each party shall return to the other any and all documents and records in its control, and all copies or notices thereof, containing or disclosing any information or knowledge relating to the this AGREEMENT or the business of each party, its subsidiaries, affiliates, customers and suppliers including, without limitation, all purchase orders, invoices, correspondence, specification data, engineering drawings, references, lists of suppliers, lists of customers or potential customers, unused promotional materials, production or marketing methods or plans and any other documents and records relating to the performance of each party’s duties under this AGREEMENT. All buyback provisions in this section are subject to applicable state law which may supersede the terms in this section if different.

4.Dealer Responsibilities

While this AGREEMENT is in effect, DEALER must: provide for, constantly maintain and deliver adequate service for all Nikola Products and Services including the transport at DEALER’S expense to and from customers who have service issues in DEALER’S PTA; make reasonable efforts to adhere to COMPANY’S suggested retail pricing for products, parts and accessory sales; devote sufficient time and effort to sell and market Nikola Products and Services and shall act in a professional and prudent manner in dealing with the public. DEALER agrees to perform routine maintenance on all products in inventory, including cycling any vehicle batteries according to COMPANY’S product maintenance guidelines, acknowledged in Exhibit F. DEALER agrees to timely execute any COMPANY service requests and or warranty repairs for any products or accessories during or after the life of this AGREEMENT. DEALER agrees to process all required title and registration documents required for sale or delivery of products. DEALER agrees to purchase a COMPANY certified diagnostic toolkit, initial parts supply, charging infrastructure and any other equipment or tooling required by COMPANY in its service and warranty guidelines or similar publication, copies of which are delivered to DEALER from time to time. Required service equipment may include the certified outfitting of service trucks capable of delivering reasonable mobile service in the PTA if necessary.

4.1 Communication and Reporting

DEALER agrees to use COMPANY’S information systems for all sales, service, and warranty functions including order capability, engineering and service support, sales data, defect reporting and other critical functionality between a dealer and an OEM. DEALER shall utilize the information systems and communication protocols as established and directed by COMPANY for communication, order processing, warranty administration, customer relationship management and other needs. DEALER agrees to immediately report to COMPANY any product issues that it becomes aware of that may affect the safe operation or repair of its products or any other issue that may cause injury.

4.2 Financial Requirements

DEALER agrees to provide certain annual audited financial ratios that give an accurate indication of its financial health. These include, but are not limited to, net profit margin, working capital, debt-to-equity, leverage and assets/liabilities. These ratios may be provided via a statement signed by DEALER’S auditor. In addition, DEALER agrees to provide basic annual financial data on DEALER’S Nikola operations, a statement of ownership (to the extent that this has changed from what is provided in Exhibit A) and Nikola inventory data. DEALER is required to maintain adequate capital and borrowing capacity to meet contractual obligations and to perform its obligations as DEALER including achieving or exceeding, among other things, sales targets, service requirements and customer satisfaction metrics.

4.3 Initial Service

DEALER shall perform initial service such as Pre-Delivery Inspection (“PDI”), operator training, ownership orientation, set up, document processing, etc. before delivery of each product to a customer.

4.4 Dealership Requirements

DEALER is required to obtain and maintain all federal, state and local licenses in order to sell and service all COMPANY products in DEALER’S PTA. This includes dealer and salesperson registration and training and the ability to process state and local registration, title and tag applications as a dealer. In addition, DEALER is required to obtain all federal, state and local licenses, permits and registrations to install, sell or service any other of COMPANY’S products.

5. Company Responsibilities

While this AGREEMENT is in effect, COMPANY must provide DEALER with support in sales and marketing by purchasing advertising under COMPANY’S discretion and make available certain promotional material to DEALER. COMPANY will help DEALER identify potential customers based on products and product specifications where appropriate. Final published product and parts pricing will also be provided to DEALER, including changes and updates from time to time. COMPANY agrees to provide technical support to DEALER on all service and warranty issues, including providing various technical and service manuals, reports, bulletins, websites, phone service and other online support. COMPANY shall provide necessary representations and warranties that its products meet applicable federal and state laws and regulations when requested by DEALER or as part of a product introduction in order to effectuate a sale, respond to a governmental inquiry or for other good reason required to perform DEALER’ obligations.

5.1 Warranty

Products sold by COMPANY will be warranted by COMPANY in the manner and to the extent, and subject to the limitations and disclaimers, published from time to time by COMPANY in its warranty guidelines or similar publication, copies of which are delivered to DEALER from time to time and made available online. DEALER is authorized to provide additional and complimentary warranties beyond what is offered by COMPANY as long as they do not conflict or compete with COMPANY’S warranties for products or parts. Before a sale or delivery of a product is complete, DEALER will deliver to customer a copy of all relevant warranties and will secure customer’s written acknowledgement of receipt in a form prescribed by COMPANY. In addition to providing a copy to COMPANY, DEALER will retain such acknowledgement for at least ten (10) years unless COMPANY indicates otherwise.

5.2 Warranty Service

DEALER shall be compensated for warranty service on products in accordance with an annual agreed upon labor rate and a compensation schedule to be provided by COMPANY from time to time. After completing warranty service, DEALER may make a claim against COMPANY. If COMPANY determines that the claim is allowable under its applicable warranty, COMPANY will pay DEALER a warranty rate for parts and applicable labor performed. Warranty service will be provided without charge to the customer, except in the case of products for which the applicable warranty specifically provides for the payment by the customer of some portion of the cost of warranty service. If DEALER does not promptly provide, or arrange to provide, warranty service on products as required under this section, COMPANY may provide, or arrange to provide, such warranty service and charge DEALER the cost thereof.

6.Marketing, Branding and Intellectual Property

DEALER agrees to adhere to branding, advertising and signage requirements in accordance with this AGREEMENT and COMPANY’S marketing guidelines that are published from time to time by COMPANY. DEALER will be required to purchase and implement COMPANY approved branding materials which shall include external and internal signage for each location. DEALER may purchase signage from COMPANY, COMPANY’S selected vendor or DEALER’S choice of vendor using COMPANY’S specifications. Any use of the word “Nikola” or other COMPANY-owned marks in the dealership name, DBA, URL, advertising, or other use must be approved in writing by COMPANY. DEALER agrees to immediately stop using and to facilitate the handover of control over any such marks upon the termination of this AGREEMENT.

6.1 Trademarks

a.License Grant. Subject to the terms and conditions of this AGREEMENT, COMPANY hereby grants to DEALER a non-exclusive, non-transferable, non-sublicensable, royalty-free, and worldwide license to use and display certain trademarks owned by COMPANY (“Company Trademarks”) throughout the PTA, identified in COMPANY’S marketing guidelines, as issued from time to time, for the following purposes: (i) to identify, advertise, and promote its business in connection with the marketing, sale, distribution, and service of Nikola Products and Services, (ii) to identify COMPANY as the source of Nikola Products and Services on leases, invoices, order forms, receipts, and business stationary created and distributed by DEALER, and (iii) to identify DEALER as an authorized dealer of Nikola Products and Services. DEALER hereby grants to COMPANY a non-exclusive, non-transferable, non-sublicensable, royalty-free, and worldwide license to use and display certain trademarks owned by DEALER identified in COMPANY’S marketing guidelines, as issued from time to time, for the following purposes: (i) to identify, advertise, and promote its business in connection with the marketing, sale, distribution, and service of Nikola Products and Services, and (ii) to identify DEALER as an authorized dealer of Nikola Products and Services.

b.Prohibited Uses. For the avoidance of doubt, no license is granted to DEALER to use Company Trademarks for the following purposes: (i) to use Company Trademarks (or any other trademarks owned or licensed by COMPANY or its Affiliates) as part of its corporate or other legal name, (ii) to sublicense or assign its right to use Company Trademarks to any other person or entity, (iii) to use Company Trademarks to incur any obligation of indebtedness, (iv) to manufacture or purchase objects bearing Company Trademarks from unlicensed sources or apply, or have applied, Company Trademarks to objects that will be offered for sale or provided as promotional items by DEALER or any third party, specifically but not limited to any clothing item (such as shirts, hats, or other apparel), giftware, or toys, or (v) to register, attempt to register, obtain any ownership in, or otherwise use any internet registration (website, domain name, URL, internet/World Wide Web presence or feature, social media account designations, or other electronic communications portal) whose domain name, URL, or other electronic communications portal contains, incorporates, or consists of Company Trademarks.

c.Unauthorized Registrations. In the event that DEALER registers, attempts to register, obtains any ownership in, or otherwise uses any trademark, service mark, corporate or legal name, domain name or internet registration that includes, or in COMPANY’S sole discretion is confusingly similar to any of Company Trademarks (“Unauthorized Registration”), in addition to any rights COMPANY may have under this AGREEMENT, DEALER hereby acknowledges and agrees that any such Unauthorized Registration, including any copyrights therein, shall be deemed to be the property of COMPANY. DEALER will assign, transfer, or assist in the perfection of any rights necessary to transfer ownership of said Unauthorized Registration to COMPANY with no compensation to DEALER and at no additional cost to COMPANY. If a court of competent jurisdiction determines that any ownership rights in any Unauthorized Registration are not automatically transferred to COMPANY pursuant to this AGREEMENT, DEALER agrees to execute any documents deemed necessary by COMPANY to give effect to this provision.

d.Manner of Use. DEALER agrees to use and display Company Trademarks only in the form, color, dimension, and manner approved by COMPANY and in accordance with COMPANY’S marketing guidelines as issued from time to time. Upon receipt of DEALER’S written request, COMPANY will furnish samples of proposed advertising, brochures, marketing, and promotional materials, and other documentation in connection with the use of Company Trademarks. If DEALER desires to adopt a variation of any of Company Trademarks, or a combination thereof, then DEALER shall submit its proposed variation to COMPANY for COMPANY’S written consent which may be withheld by COMPANY for any reason. DEALER acknowledges that any variation to Company Trademarks shall be owned by COMPANY and DEALER agrees to assign, transfer, or assist in the perfection of any rights necessary to transfer said variation to COMPANY. COMPANY reserves the right in its sole discretion to discontinue any Company Trademarks and to substitute or add different trademarks for use in identifying the products or the dealers authorized to sell or service the products. DEALER shall implement any such substitution or addition of new trademarks requested by COMPANY promptly.

e.Quality Control. DEALER acknowledges that Company Trademarks have established goodwill and are well-regarded by potential purchasers and purchasers of Nikola Products and Services sold by COMPANY under Company Trademarks as symbolizing products and services of high quality. DEALER agrees not to use Company Trademarks or conduct its business in any manner that will adversely affect the goodwill associated with Company Trademarks. DEALER shall conduct its business and use Company Trademarks in a manner consistent with the highest standards, quality, style, and image and consistent with COMPANY’S marketing guidelines and consistent with written instructions communicated to DEALER by COMPANY from time to time. COMPANY shall have the right to exercise reasonable quality control over Nikola Products and Services as they are sold by DEALER, any advertising/promotional materials, signage, stationary, or other articles bearing Company Trademarks, and DEALER’S use of Company Trademarks to the degree necessary in the reasonable opinion of COMPANY, to maintain the validity and enforceability of Company Trademarks and to protect the goodwill associated therewith.

f.Inspection. COMPANY shall have the right to inspect all facilities utilized by DEALER in connection with DEALER’S use of Company Trademarks and in connection with its business at any time during normal business hours, on reasonable prior notice. If COMPANY finds that use of Company Trademarks by DEALER, in COMPANY’S reasonable opinion, materially threatens the goodwill of Company Trademarks, DEALER shall, upon notice from COMPANY, immediately, and no later than ten (10) days after receipt of notice from COMPANY, take all measures reasonably necessary to correct the deviations or misrepresentation in, or misuse of, the nonconforming uses. If DEALER does not correct the deviations or misrepresentations in, or misuse of, the nonconforming uses within the ten (10) day period, COMPANY may immediately terminate this AGREEMENT without further notice or cause.

g.Ownership. DEALER acknowledges that COMPANY owns all rights in Company Trademarks, including any variations thereto, as well as the goodwill associated therewith. All use of Company Trademarks by DEALER and the goodwill generated thereby shall inure to the benefit of COMPANY. DEALER acknowledges that nothing in this AGREEMENT gives DEALER any right, title, or interest in Company Trademarks, apart from the license granted herein, and, in no event shall DEALER’S use of Company Trademarks be deemed to vest any right, title, or interest in Company Trademarks to DEALER. COMPANY acknowledges that DEALER owns all rights in DEALER’S Trademarks, including any variations thereto, as well as the goodwill associated therewith. All use of DEALER Trademarks by COMPANY and the goodwill generated thereby shall inure to the benefit of DEALER. COMPANY acknowledges that nothing in this AGREEMENT gives COMPANY any right, title, or interest in DEALER Trademarks, apart from the license granted herein, and, in no event shall COMPANY’S use of DEALER Trademarks be deemed to vest any right, title, or interest in DEALER Trademarks to COMPANY.

h.Validity. DEALER acknowledges that Company Trademarks are valid and enforceable, and any registration directed to any of Company Trademarks is duly and validly issued. DEALER agrees not to directly or indirectly contest, attack, oppose, attempt to cancel, or otherwise in any manner or in any forum, challenge the validity of Company Trademarks or COMPANY’S ownership of, or COMPANY’S right to use or license others to use, Company Trademarks, either during or after the term of this AGREEMENT. DEALER further acknowledges that COMPANY has the sole right to apply for registration of Company Trademarks (or any variations thereof) or to seek any other protection for Company Trademarks as COMPANY deems necessary.

i.Infringement. COMPANY and DEALER shall cooperate to diligently police Company Trademarks. DEALER shall promptly notify COMPANY in writing of any unauthorized use, infringement, misappropriation, dilution, unfair competition, or other improper use of Company Trademarks, including the filing of an application for registration of a trademark or domain name (“Infringement”) of which DEALER becomes aware of or suspects. As owner of Company Trademarks, COMPANY shall have the sole right to decide whether to take any action with respect to the Infringement. In the event COMPANY decides to act with respect to the Infringement, DEALER shall cooperate fully with COMPANY in taking such action, including making its documents, witnesses, and information available to COMPANY and its counsel and joining as a party to any proceeding on the request of COMPANY. COMPANY shall bear the expenses of any action taken toward the Infringement at its sole expense.

j.Injunctive Relief. The parties recognize that monetary damages may be insufficient to protect them against improper/unauthorized use of such party’s trademarks by the other party and that each party shall therefore be entitled to seek injunctive relief to prevent further damage.

6.2 Patents, Copyrights, Trade Secrets

a.License Grant. Subject to the terms and conditions of this AGREEMENT, COMPANY hereby grants to DEALER a non-exclusive, non-transferable, non-sublicensable, royalty-free, and worldwide license to use COMPANY’S patents, trade secrets, copyrights, and other intellectual property rights embedded in or otherwise used in Nikola Products and Services for the purpose of offering for sale or selling Nikola Products and Services. For the avoidance of doubt, no license is granted to DEALER to use COMPANY’S patents, trade secrets, copyrights, or other intellectual property rights to make, have made, alter, or sell Nikola Products and Services except as otherwise provided under this AGREEMENT.

b.Indemnification. COMPANY agrees to indemnify, defend, and hold harmless DEALER, its Affiliates and their respective shareholders, directors, officers, agents, employees, successors, and assigns from all costs, liability, and expense arising out of any claim based on an allegation that any Nikola Products and Services infringe a valid patent or copyright, or misappropriates any protectable and enforceable trade secret of a third party. COMPANY shall have no obligations under this provision for: (i) any claim of infringement relating to any Nikola Products and Services that have been the subject of unauthorized modifications by DEALER or any third party, (ii) any claim of infringement resulting from the use of third party products or services not provided by COMPANY in combination with Nikola Products and Services, and (iii) any claim of infringement resulting from DEALER’S failure to accept or use an updated version of Nikola Products and Services which has been modified to be non-infringing. If any Nikola Products and Services becomes, or in COMPANY’S opinion is likely to become, subject to a claim of infringement, COMPANY will, at its expense, either procure the right for DEALER and DEALER’S customers to continue using the infringing Products or replace or modify Nikola Products and Services so that they are no longer infringing. DEALER acknowledges that COMPANY shall have the right to direct and control any action in which COMPANY has the obligation to indemnify, defend, and hold harmless DEALER. DEALER shall cooperate fully with COMPANY in defending such action, including making its documents, witnesses, and information available to COMPANY and its counsel. DEALER agrees to indemnify, defend, and hold harmless COMPANY, its Affiliates and their respective shareholders, directors, officers, agents, employees, successors, and assigns from all costs, liability, and expense arising out of any claim based on an allegation that any Nikola Products and Services infringe a valid patent or copyright, or misappropriates any protectable and enforceable trade secret of a third party where: (i) DEALER, or a third party at DEALER’S direction, makes unauthorized modifications to any Nikola Products and Services or (ii) DEALER refuses to accept or use an updated version of Nikola Products and Services which has been modified to be non-infringing. COMPANY acknowledges that DEALER shall have the right to direct and control any action in which DEALER has the obligation to indemnify, defend, and hold harmless COMPANY. COMPANY shall cooperate fully with DEALER in defending such action, including making its documents, witnesses, and information available to DEALER and its counsel.

7.Confidential Information

COMPANY and DEALER recognize and acknowledge that information may be furnished to it by each other concerning customers, listings, holdings, investments, transactions and other confidential matters and that such information constitutes a valuable, special and unique asset and trade secrets of both parties’ business. Accordingly, neither party shall, at any time during or after the term of this AGREEMENT, disclose any of such confidential information or any part thereof to any person, firm, corporation, association or other entity for any reason or purpose whatsoever. Both parties shall keep confidential all financial and other information concerning each other, its owner(s), related personnel and/or affiliates and customers that may be disclosed to each party in furtherance of this AGREEMENT, unless legally required to do so. Both parties will provide prior written notice of any such release to the other.

8.Safety and Liability

DEALER shall always maintain a healthy and safe workplace and conduct its business in compliance with industry-specific safety practices and procedures, including all COMPANY recommended safety practices and procedures to ensure the safe sales and service, while protecting employees, customers and others. COMPANY will have the right to conduct a physical site inspection upon reasonable notice to DEALER. It may be necessary, from time to time, for COMPANY’S employees to work and conduct training at a DEALER location. DEALER agrees to carry garage and other liability insurance that lists COMPANY and its employees as additional insureds while acting on DEALER’S behalf.

DEALER will indemnify and hold harmless COMPANY, and its owners, directors, officers, and employees from all claims, loss, damage, costs, and expenses, of whatsoever nature, including attorneys’ fees and other legal charges, under any legal theory, resulting from or in any way connected with the possession, distribution, sale, use (including demonstration, display, or loan), maintenance, or repair of COMPANY’S products by DEALER or end purchaser of any of the foregoing, except to the extent that such claims, loss, damage, costs, or expenses are caused by a defect in such products existing at the time of shipment by COMPANY, of which defect DEALER was unaware prior to the occurrence giving rise to such claims, loss, damage, costs, or expenses.

COMPANY will indemnify and hold harmless DEALER and its owners, directors, officers, and employees from all claims, loss, damage, costs, and expenses, caused by a defect in such products existing at the time of shipment by COMPANY, of which defect DEALER was unaware prior to the occurrence giving rise to such claims, loss, damage, costs, or expenses.

9.Force Majeure

Neither party shall be liable for any failure to perform due to an event beyond the control of such party, including war, acts of terrorism, natural disasters, government interventions and bans, energy or raw material shortages, civil unrest, global pandemic, transport damages or delay. If a party is unable to perform, it shall provide notice of the non-performance (including its anticipated duration} to the other party promptly after becoming aware that non-performance has occurred or will occur. COMPANY shall not be liable to DEALER for any delays attributable to a labor strike. Within three (3} business days after written request by the other party, the non‑performing party will provide adequate assurances that the non-performance will not exceed thirty (30) days. If the non-performing party does not provide those assurances, or if the non‑performance exceeds thirty (30) days, the other party may terminate the sale by providing notice to the non-performing party before performance resumes.

10.Entire Contract

This AGREEMENT, including all schedules and exhibits hereto, constitutes the entire contract and agreement between parties with respect to the matters addressed herein, and there are no verbal understandings or other agreements of any nature with respect to the subject matter hereof except those contained in this AGREEMENT. This AGREEMENT is part of a bifurcated process wherein the parties will agree and sign the AGREEMENT and then work to negotiate and sign the Exhibits subsequently to the execution of this AGREEMENT. COMPANY and DEALER will work in good faith to finalize the Exhibits within 90 days after signing this AGREEMENT. This AGREEMENT will not be deemed to be in force and effect until the Exhibits are completed and DEALER will not be asked or expected to make any investments until such time that the AGREEMENT’S Exhibits are executed and completed. Execution of this AGREEMENT is an expression of intent to work in good faith to finalize the Exhibits and bind the parties to the terms and conditions set forth herein. The parties agree to work promptly and within the 90-day period to finalize all of the Exhibits and/or to extend the time for doing so as may be necessary.

11.Assignment and Law

This AGREEMENT may not be assigned by DEALER. This AGREEMENT shall be binding upon and inure to the benefit of the respective heirs, successors and assigns of the parties hereto. This AGREEMENT shall be governed, interpreted and construed by, through and under the laws of the State of Arizona. The invalidity or unenforceability of any term or provision of this AGREEMENT shall not affect the validity of the remaining provisions and portions hereof.

IN WITNESS WHEREOF, the parties here to intending to be bound by all the terms and conditions of this AGREEMENT this the 6th day of April, 2021.

By: /s/ Mark A. McDonell Printed Name: Mark A. McDonell DEALER	By: /s/ Pablo Koziner Printed Name: Pablo Koziner NIKOLA CORPORATION

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